Exhibit 4.1

SIXTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

     THIS SIXTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT, dated as of December 29, 2003 (this “Amendment”), is by and between CHILDTIME CHILDCARE, INC., an Illinois corporation (the “Company”), and BANK ONE, NA, with its main office in Chicago, Illinois, and successor by merger to Bank One, Michigan, a Michigan banking corporation (the “Bank”).

INTRODUCTION

     A.     The Company and the Bank have entered into an Amended and Restated Credit Agreement dated as of January 31, 2002, as amended by the First Amendment to Amended and Restated Credit Agreement dated as of April 1, 2002, the Second Amendment to Amended and Restated Credit Agreement dated as of July 19, 2002, the Third Amendment to Amended and Restated Credit Agreement dated as of February 14, 2003, the Fourth Amendment to Amended and Restated Credit Agreement dated as of June 25, 2003, and the Fifth Amendment to Amended and Restated Credit Agreement dated as of November 19, 2003 (the “Credit Agreement”).

     B.     The Company has requested the Bank to modify the Credit Agreement in certain respects, and the Bank is willing to so amend the Credit Agreement on the terms and conditions set forth in this Amendment.

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein and in the Credit Agreement contained, the parties hereto agree as follows:

ARTICLE 1. AMENDMENTS TO CREDIT AGREEMENT

     Effective the date (the “Amendment Date”) the conditions precedent set forth in Article 3 are satisfied, the Credit Agreement hereby is amended as follows:

          1.1 New Section 3.1(c) is added as follows:

(c) In addition to all other payments required under this Agreement and the Note, immediately upon the consummation of such transaction but in any event not later than February 15, 2004, the Company shall prepay the Loans in an amount equal to the entire net proceeds from the sale of the Sterling Heights Property contemplated under Section 5.2(h)(iii) (or with the entire net proceeds of some other transaction as may be consented to by the Bank in writing in its sole discretion, subject to such conditions as the Bank may require in its sole discretion) but in any event not less than $650,000, and immediately upon such prepayment the Commitment shall be deemed permanently reduced by the amount equal to the total amount of interest on the Rights Offering Sub Debt paid at any time from the Fifth Amendment Date through and including December 31, 2003

(notwithstanding any failure to comply with the requirements of Section 2.2 in connection with such reduction of the Commitment) .

          1.2 Subpart (vi) of Section 5.1(f) is amended and restated in full as follows:

(vi) Exchange of Canton Property for Sterling Heights Property, and Sale of Sterling Heights Property. Notwithstanding anything to the contrary, (A) the Bank agrees to release from its Mortgage the Company’s property commonly known as 3101 Lilley Road, Canton, Michigan (the “Canton Property”), upon the exchange by the Company of the Canton Property for the property commonly known as 2171 15 Mile Road, Sterling Heights, Michigan (the “Sterling Heights Property”), such that the Company becomes the fee owner of the Sterling Heights Property subject to no Liens except Permitted Liens, if any, other than Permitted Liens under Section 5.2(f)(vi), and (B) the Company shall not be required to grant to the Bank a mortgage lien on the Sterling Heights Property so long as by not later than February 15, 2004 the Company has sold the Sterling Heights Property and applied the proceeds thereof as required under this Agreement. If the Company has not sold the Sterling Heights Property and so applied such proceeds by February 15, 2004, the Company immediately shall grant to the Bank a first-priority mortgage lien on the Sterling Heights Property and execute and deliver, or cause to be executed and delivered, to the Bank all items of the types described in Section 5.1(f), all in form and substance satisfactory to the Bank.

          1.3 Section 5.2(h) is amended and restated in full as follows:

(h) Disposition of Assets; Etc. Sell, lease, license, transfer, assign or otherwise dispose of all or a substantial portion of its business, assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether in one or a series of transactions, other than (i) inventory sold in the ordinary course of business upon customary credit terms and sales of scrap or obsolete material or equipment, (ii) the sale by the Company in any fiscal year of up to thirteen (13) childcare centers owned by it; provided that, if any such center is subject to a Mortgage in favor of the Bank, the Company shall first have obtained the prior written consent of the Bank, which consent from time to time may be subject to such conditions as the Bank may require in its sole discretion, and (iii) the exchange of the Canton Property for the Sterling Heights Property and the subsequent sale of the Sterling Heights Property by not later than February 15, 2004, all in accordance with Section 5.1(f)(vi) and subject to the requirements of Section 3.1(c).

ARTICLE 2. REPRESENTATIONS AND WARRANTIES

          In order to induce the Bank to enter into this Amendment, the Company represents and warrants that:

          2.1 The execution, delivery and performance by the Company of this Amendment are within its corporate powers, have been duly authorized by all necessary corporate action and are not in contravention of any law, rule or regulation, or any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority, or of the terms of the Company’s charter or by-laws, or of any contract or undertaking to which the Company is a party or by which the Company or its property is or may be bound or affected.

          2.2 This Amendment is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

          2.3 No consent, approval or authorization of or declaration, registration or filing with any governmental authority or any nongovernmental person or entity, including without limitation any creditor or stockholder of the Company, is required on the part of the Company in connection with the execution, delivery and performance of this Amendment or the transactions contemplated hereby or as a condition to the legality, validity or enforceability of this Amendment.

          2.4 After giving effect to the amendments contained in Article 1 of this Amendment, the representations and warranties contained in Article IV of the Credit Agreement and in the Loan Documents are true on and as of the date hereof with the same force and effect as if made on and as of the date hereof and, except for the Known Defaults described in Article 4 of this Amendment, no Default or Event of Default has occurred and is continuing; provided that such representations and warranties contained in Section 4.6 of the Credit Agreement shall be deemed made with respect to the most recent fiscal year-end and interim financial statements, respectively, of the Parent Guarantor and its Subsidiaries delivered pursuant to Section 5.1(d) of the Credit Agreement.

ARTICLE 3. CONDITIONS PRECEDENT

          The amendments set forth in Article 1 of this Amendment shall not become effective until each of the following has been satisfied:

          3.1 This Amendment shall have been executed by a duly authorized officer on behalf of the Company, and the acknowledgements at the end of this Amendment shall have been executed by a duly authorized officer on behalf of each of the Guarantors, in the respective spaces so provided, and this Amendment shall have been delivered to the Bank.

          3.2 Such other documents, and evidence of completion of such other matters, as the Bank may reasonably request shall have been duly executed, if applicable, and delivered to the Bank.

          The Company and the Guarantors previously have informed the Bank that Events of Default have occurred due to breaches of Sections 5.2(b) and 5.2(c) of the Credit Agreement as of the end of the Parent Guarantor’s fiscal quarters ended on or about July 18, 2003 and October 10, 2003 (collectively, the “Known Defaults”). So long as any Default or Event of Default has occurred and is continuing unwaived or would be caused thereby, payment of interest on Subordinated Debt is prohibited. Pursuant to the Fifth Amendment to the Credit Agreement referenced above, the Bank waived the Known Defaults subject to certain conditions, including without limitation that on or before December 31, 2003, the Company have consummated the sale of the Sterling Heights Property (as defined in such Fifth Amendment) and applied a portion of the proceeds thereof to the payment of interest on the Rights Offering Sub Debt (as defined in such Fifth Amendment) in accordance with Section 5.2(h) of the Credit Agreement (as amended by such Fifth Amendment) or have through some other means of raising the necessary funds consented to by the Bank in its sole discretion paid all accrued and unpaid interest on the Rights Offering Sub Debt due December 31, 2003 (the “Prior Liquidity Event Condition”). The Company and the Guarantors now have requested that the Bank waive the Known Defaults subject to the terms and conditions set forth herein, but not subject to the Prior Liquidity Event Condition. Pursuant to such request, the Bank hereby waives the Known Defaults and agrees that the Company may pay accrued and unpaid interest on the Rights Offering Sub Debt due December 31, 2003 in an amount not exceeding $135,000, provided that (i) the Amendment Date (as defined in this Sixth Amendment) shall have occurred and (ii) the Bank shall not be deemed hereby to have waived any other Defaults or Events of Default, or such provisions of the Credit Agreement as of any other compliance times, or any other provisions of the Credit Agreement. The Company and the Guarantors acknowledge and agree that the waiver contained herein is a limited waiver, limited to the specific Known Defaults described above and subject to the conditions described in clauses (i) and (ii) of the immediately preceding sentence. Such waiver (a) shall not waive any other term, covenant or agreement of the Credit Agreement or any other Loan Document, (b) shall not be deemed to be a waiver of any other term, covenant or agreement of the Credit Agreement or any other Loan Document, and (c) shall not be deemed to prejudice any present or future right or rights which the Bank now has or may have thereunder. Additionally, the waiver set forth in this Article IV shall not be deemed to waive any Default or Event of Default, whether now existing or hereafter existing, whether known, unknown or otherwise, except as specifically set forth herein.

ARTICLE 5. MISCELLANEOUS

          5.1 If the Company shall fail to perform or observe any term, covenant or agreement in this Amendment, or any representation or warranty made by the Company in this Amendment shall prove to have been incorrect in any material respect when made, such occurrence shall be deemed to constitute an Event of Default.

          5.2 All references to the Credit Agreement in any other document, instrument or certificate referred to in the Credit Agreement or delivered in connection therewith or pursuant thereto hereafter shall be deemed references to the Credit Agreement, as amended hereby

          5.3 The Company represents and warrants that it is aware of no claims or causes of action against the Bank or any of its officers, directors, employees or agents. Notwithstanding such representation and warranty, and as further consideration for the agreements set forth in this Amendment, each of the Company and the Guarantors, for itself and its successors and assigns, releases the Bank, and its officers, directors, employees, agents, attorneys, affiliates, subsidiaries, and successors and assigns, from any liability, claim, right or cause of action which now exists or hereafter arises, whether known or unknown, arising from or in any way related to facts in existence as of the date hereof.

          5.4 Each party hereto, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily, and intentionally waives any right any of them may have to a trial by jury in any litigation based upon or arising out of this Amendment, or any agreement referenced herein or other related instrument or agreement, or any of the transactions contemplated by this Amendment, or any course of conduct, dealing, statements (whether oral or written) or actions of any of them. None of the parties hereto shall seek to consolidate, by counterclaim or otherwise, any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. These provisions shall not be deemed to have been modified in any respect or relinquished by any party hereto except by a written instrument executed by all of them.

          5.5 This Amendment and the other agreements and documents executed in connection with this Amendment constitute the entire understanding of the parties with respect to the subject matter hereof. This Amendment is binding on the parties hereto and their respective successors and assigns, and shall inure to the benefit of the parties hereto and their respective successors and assigns. If any of the provisions of this Amendment are in conflict with any applicable statute or rule or law or otherwise unenforceable, such offending provisions shall be null and void only to the extent of such conflict or unenforceability, but shall be deemed separate from and shall not invalidate any other provision of this Amendment.

          5.6 No course of dealing on the part of the Bank, nor any delay or failure on the part of the Bank in exercising any right, power or privilege hereunder shall operate as a waiver of such right, power or privilege or otherwise prejudice the Bank’s rights and remedies hereunder or under the Credit Agreement, the Note, any Security Document, any other Loan Document or any other agreement or instrument of the Company or any of the Guarantors with or in favor of the Bank; nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or privilege. No right or remedy conferred upon or reserved to the Bank under this Amendment or under the Credit Agreement, the Note, any Security Document, any other Loan Document or any other agreement or instrument of the Company or any Guarantor with or in favor of the Bank is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy granted thereunder or now or hereafter existing under any applicable law. Every right and remedy granted by this Amendment or under the Credit Agreement, the Note, any Security Document, any other Loan Document or any other agreement or instrument of the Company or any Guarantor with or in favor of the Bank or by applicable law to the Bank may be exercised from time to time and as often as may be deemed expedient by the Bank.

          5.7 The Loan Documents and, subject to the amendments herein provided, the Credit Agreement shall in all respects continue in full force and effect.

          5.8 Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

          5.9 This Amendment shall be governed by and construed in accordance with the laws of the State of Michigan.

          5.10 The Company agrees to pay the reasonable fees and expenses of Dickinson Wright PLLC, counsel for the Bank, in connection with the negotiation and preparation of this Amendment and the consummation of the transactions contemplated hereby, and in connection with advising the Bank as to its rights and responsibilities with respect thereto.

          5.11 This Amendment may be executed upon any number of counterparts with the same effect as if the signatures thereto were upon the same instrument.

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          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first-above written.

CHILDTIME CHILDCARE, INC.

By:	/s/ Kathy L. Winkelhaus

Its Vice President and Chief Operating Officer

BANK ONE, NA

By:	/s/ Richard C. Ellis

Its First Vice President

GUARANTOR ACKNOWLEDGEMENT

     Each of the undersigned hereby acknowledges that it has reviewed and fully consents to the foregoing Fifth Amendment to Amended and Restated Credit Agreement (the “Amendment”), that the Guaranty Agreements and all other Loan Documents made by each of the undersigned in favor of the Bank continue in full force and effect and each of the undersigned acknowledges and agrees that it has no defenses, counterclaims or offsets with respect thereto. All references to the Credit Agreement in the Guaranty Agreements and in all other Loan Documents or any other document, instrument or certificate referred to in the Credit Agreement or delivered in connection therewith or pursuant thereto, hereafter shall be deemed references to the Credit Agreement, as amended by the Amendment. Except as otherwise expressly set forth herein, capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Amendment or the Credit Agreement, as the case may be.

CHILDTIME LEARNING CENTERS, INC.

By:	/s/ Frank Jerneycic

Its Vice President and Chief Financial Officer

CHILDTIME CHILDCARE-PMC, INC.

By:	/s/ Frank Jerneycic

Its Vice President and Chief Financial Officer

CHILDTIME CHILDCARE-MICHIGAN, INC.

By:	/s/ Frank Jerneycic

Its Vice President and Chief Financial Officer

TUTOR TIME LEARNING CENTERS, LLC (formerly known as TT Acquisition LLC)

By:	/s/ Frank Jerneycic

Its Vice President and Chief Financial Officer

TUTOR TIME INTERNATIONAL LEARNING CENTERS, INC. (formerly known as CTT Acquisition Corp.)

By:	/s/ Frank Jerneycic

Its Vice President and Chief Financial Officer